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                                                                   EXHIBIT 10.27


                                August 3, 1999



Larry Culver
16018 224/th/ Ave. NE
Woodinville, WA 98072

Dear Larry,

     On behalf of Encoding.com (the "Company"), I am pleased to offer you the
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position of Chief Financial Officer of the Company.  Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:

     1.   Position.
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          a.  You will become the Chief Financial Officer of the Company, working out of the Company's headquarters office in Seattle, Washington. You will report to the Company's President, Dave Bullis.

          b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from -accepting speaking or presentation engagements in exchange for honoraria or from serving on
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          boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

     2.   Start Date.  Subject to fulfillment of any conditions imposed by this
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          letter agreement, you will commence this new position with the Company on August 26, 1999.

     3.   Proof of Right to Work.  For purposes of federal immigration law, you
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          will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     4.   Compensation.
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          a.   Base Salary.  You will be paid a monthly salary of $11,666.66,
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               which is equivalent to $140,000.00 on an annualized basis.  Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other officers of the Company).

          b.   Annual Review.  Your base salary will be reviewed in March as
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               part of the Company's normal salary review process.

          c.   Bonus. You will be eligible to receive an incentive bonus of
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               $35,000 if the Company achieves the business plan milestones established by the Board of Directors. You will also be eligible to earn incentive bonuses in future years, again based on the achievement of objectives met by Company established by the management team and the CEO.

     5.   Stock Options.
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          a. You will be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company. Your initial grant amount will be 400,000 shares. Within two weeks of your start date you will receive the Stock Option Plan and subscription agreement which will enroll you in the program.

          a. You will be eligible to vest your grant of incentive stock options at a rate of 18.75% of the total number of options granted after nine months of employment
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             and 6.25% of the total number of options every quarter thereafter until fully vested (pro-rated for any periods less than a full calendar quarter). You may exercise these options prior to their vesting subject to the Company's right of repurchase which will lapse in accordance with the above vesting schedule. If the Company merges or becomes acquired the vesting of your options will be accelerated as specified in the company's current stock options agreement. If the merger occurs within your first two years of employment, the vesting of your options will be accelerated such that a minimum 50% of the total number of options will be vested upon consummation of the acquisition.

     6.   Benefits.
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          a.  Insurance Benefits.  The Company will provide you with standard
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          medical and optional dental insurance benefits. The Company will also purchase coverage for your dependents under The Company's medical and dental insurance program. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard form of Indemnification Agreement giving you such protection.
          Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

     7.   Confidential Information and Invention Assignment Agreement.  Your
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          acceptance of this offer and commencement of employment with the
          Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on
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          your Start Date.

     8.   Severance Agreement.  If your employment is terminated by the Company
          -------------------
          or its successor for any reason other than cause, as determined by the Company's Board of Directors, you will be entitled to receive continuation of your base salary and insurance benefits for one month following the date of termination of your employment.

     9.   Confidentiality of Terms.  You agree to follow the Company's strict
          ------------------------
          policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the
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          Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

     10.  At-Will Employment.  Notwithstanding the Company's obligation
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          described in Section 8 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.
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     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                                         Very truly yours,

                                         ENCODING.COM

                                         /s/ Martin Tobias

                                         Martin Tobias,
                                         Minister of Order and Reason



ACCEPTED AND AGREED:

Larry Culver

/s/ Larry Culver
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Signature

August   , 1999
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Date

Enclosure:  Confidential Information and Invention Assignment Agreement